Exhibit 99.1

Chanticleer Holdings Reports 261% Increase in 2014 Revenues

– Total Restaurants Increase By 53% in 2014 -

CHARLOTTE, NC – April 1, 2015 -- Chanticleer Holdings, Inc. (NASDAQ: HOTR) (“Chanticleer,” or the "Company"), owner and operator of multiple restaurant brands internationally and domestically, announces the release of its 2014 financial results for the fourth quarter (“Q4 2014”) and full year ended December 31, 2014 (the “YE 2014”).

Financial highlights:

•	Total revenue for Q4 2014 was $8.64 million, compared with $3.31 million in the comparable period in 2013. Total revenue for YE 2014 was $29.84 million compared with $8.25 million in 2013, an increase of 261.8%. Total revenue increased due to growth in restaurant sales, gaming revenue and management fees.

•	Restaurant gross profit margins for Q4 2014 were 65.7% compared with 63.7% in the comparable period in 2013. For YE 2014, gross profit was 65.4% compared with 62.8% in 2013. Restaurant gross profit margin improved due to the Company’s acquisitions in 2014 having better margins and improvements from some of the Company’s legacy restaurants.

•	Restaurant operating expenses for Q4 2014 were $5.34 million, or 64.5% of restaurant revenue, compared with $2.08 million, or 63.3% of restaurant revenue in the comparable period in 2013. For the full year 2014, restaurant operating expenses increased to $17.19 million from $4.91 million for 2013. The increase in operating expense was due to the increase in the number of restaurants.

•	Restaurant EBITDA for the fourth quarter of 2014 and 2013 was approximately $440,348 and $34,533, respectively, an increase of 1,175%. Restaurant EBITDA for the full year 2014 and 2013 was $2,241,671 and $229,158, respectively, an increase of 878%. The Company’s improved gross margins were offset by an increase in operating expenses, including increased occupancy costs and higher payroll costs. EBITDA is a non-GAAP financial measure – see “Use of Non-GAAP Measures” below and the attached reconciliation.

•	Loss from continuing operations for Q4 2014 was $2.81 million compared with $2.4 million in the comparable period in 2013. For YE 2014, loss from continuing operations was $6.14 million compared with $5.33 million for 2013.

•	Net loss attributable to the Company for Q4 2014 was $3.40 million, a loss of $0.42 per share, compared with a loss of $2.35 million, or $0.61 per share, in the comparable period in 2013. Net loss attributable to the Company for the 2014 full year was $6.82 million, a loss of $1.08 per share, compared with a loss of $5.21 million, or $1.19 per share, for the full year 2013.

•	There were 12,306,230 shares of common stock issued and outstanding as of March 25, 2015.

Additional 2014 corporate highlights:

•	February 2014, Chanticleer acquired Hooters’ U.S. Pacific Northwest franchise rights and two existing restaurants in Portland, Oregon and Tacoma, Washington. These are the Company’s first two Hooters locations in the U.S.

•	July 2014, Chanticleer acquired 60% ownership of the Hooters franchisee in Australia, TMIX Management Australia Pty, Ltd, and its Hooters restaurants in Parramatta and Penrith, both suburbs of Sydney. The Company also increased its ownership stake in the Hooters restaurants in Campbelltown, Surfers Paradise, and Townsville (which is under construction) locations from 49% to 60%. Due to construction at the Sydney Harbor Convention Center, gaming and management fees in its Sydney location declined in Q4 2014 and the Company anticipates that impact will continue through the next few quarters. However, the Company believes performance will improve when construction is completed.

•	August 2014, Chanticleer Holdings received a dividend from the portion of its investment in Hooters® of America (“HOA”). The distribution illustrates the success the Hooters brand is seeing on a global scale. HOA has recently retained a banker for the purpose of evaluating the sale of HOA.

•	September 2014, the Company acquired The Burger Company in Charlotte, NC, an award winning casual burger joint in the fast growing better-burger space.

•	In 2014 the Company opened two international Hooters locations: Surfers Paradise, Australia and Ruimsig, South Africa, which is a relocation of its Cape Town restaurant. The Company also opened two Just Fresh locations in Charlotte, NC.

•	December 31, 2014, Chanticleer sold Dallas, Texas restaurant Spoon Bar & Kitchen because the concept did not meet Chanticleer’s long-term financial objectives.

•	As of December 31, 2014, the Company had 26 restaurant locations including 11 Hooters internationally, 2 Hooters in Oregon and Washington, 7 Just Fresh, 5 American Burger Company, and 1 The Burger Company, compared to 17 locations at the end of 2013.

Year to date highlights:

•	March 2, 2015, the Company appointed Brian O’Connell as Vice President of European Business Development. O’Connell will be responsible for pursuing opportunities to expand the Company’s Hooters footprint organically and through franchise development of its better-burger concept throughout Europe, Middle East and Africa.

•	March 18, 2015, Chanticleer acquired better burger concept BGR: The Burger Joint (“BGR”) with nine corporate locations and 11 franchise locations, including its first international franchise location in Kuwait. BGR also has over eighty franchise locations under development agreement, approximately equally split between domestic and international markets. The acquisition is immediately accretive and increases Chanticleer’s number of locations by 77%. BGR closed out 2014 with $15 million plus in system-wide retail sales and $10 million plus in company revenue, adding further scale to our business and providing an exciting opportunity to grow an already successful franchise.

•	March 20, 2015, the Company completed a $7.8 million rights offering initiating its next phase of growth, which included the acquisitions of BGR and opening two international Hooters locations under development in its international markets.

•	March 23, 2015, the Company announced that it will open its twenty-first BGR location in Springfield, VA. The location is expected to open this summer in the Springfield Town Center, one of the largest malls in northern Virginia.

•	March 25, 2015, Chanticleer announced that it has commenced construction on its sixth South Africa Hooters location in the Walmer section of the city of Port Elizabeth. The restaurant is expected to be completed and open by end of July 2015.

•	April 1, 2015, Chanticleer announced that it has signed a definitive agreement to acquire BT’s Burger Joint (“BT”), a better burger concept in Charlotte, NC with $3.6 million in 2014 net revenue. Chanticleer believes BT compliments the Company’s American Burger Company in the better burger category and the acquisition will immediately double Chanticleer’s presence in the Charlotte market. Closing will take place upon the transfer of BT’s liquor license, which the Company expects will be approximately thirty days.

“We continue to make steady progress in improving our gross profits. As anticipated, we achieved positive restaurant EBITDA again in the fourth quarter of 2014 and expect to continue to grow,” commented Mike Pruitt, Chairman and Chief Executive Officer. “The recent completion of our rights offering improves our balance sheet and liquidity. More importantly, we believe accretive acquisitions such as BGR: The Burger Joint, which brings an expansive franchising opportunity, and the opening of corporate locations when opportunities arise will lead us to achieve profitability by year end.”

“Chanticleer celebrates its ten year anniversary this year. We have grown by leaps and bounds over the past decade, starting as an investment company with a stake in Hooters, transitioning to an operating company with a few international Hooters locations, establishing a portfolio of 26 restaurants in both domestic and international markets by the end of 2014, and now, to an incredible 46 locations today! All of this has been made possible thanks to our great leadership team not only at the corporate level, but equally throughout all of our restaurants around the world and the teams that oversee them,” added Pruitt.

Full disclosure relating to the Company’s year-end financial information will be available in the Company’s Annual Report on Form 10-K, which will be available online at www.sec.gov.

*Adjusted EBITDA and restaurant EBITDA are non-GAAP financial measures – see “Use of Non-GAAP Measures” below and see the reconciliation of GAAP to adjusted EBITDA and restaurant EBITDA in the table accompanying this release.

Use of Non-GAAP Measures

Chanticleer Holdings, Inc. prepares its condensed consolidated financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding EBITDA, which differs from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, EBITDA also excludes pre-opening costs for our restaurants, non-cash expenses for services, change in fair value of derivative liability and gain on extinguishment of debt. EBITDA is not a measure of performance defined in accordance with GAAP. However, EBITDA is used internally in planning and evaluating the company's operating performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other stakeholders an additional view of the company's operations that, when coupled with the GAAP results, provides a more complete understanding of the company's financial results.

EBITDA should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company's performance. A reconciliation of GAAP net income (loss) to EBITDA is included in the accompanying financial schedules.

About Chanticleer Holdings, Inc

Headquartered in Charlotte, NC, Chanticleer Holdings (HOTR), together with its subsidiaries, owns and operates restaurant brands in the United States and internationally. The Company is a franchisee owner of Hooters® restaurants in international markets including Australia, South Africa, and Europe, and two Hooters restaurants in the United States. The Company also owns and operates American Burger Co., BGR: The Burger Joint, and owns a majority interest in Just Fresh restaurants in the U.S.

For further information, please visit www.chanticleerholdings.com

Facebook: www.Facebook.com/ChanticleerHOTR

Twitter: http://Twitter.com/ChanticleerHOTR

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, you can identify these forward-looking statements by the words “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “target,” “aim,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” or the negative of these words and other comparable words. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Operating losses continuing for the foreseeable future; we may never be profitable;

•	Inherent risks in expansion of operations, including our ability to acquire additional territories, generate profits from new restaurants, find suitable sites and develop and construct locations in a timely and cost-effective way;

•	General risk factors affecting the restaurant industry, including current economic climate, costs of labor and food prices;

•	Intensive competition in our industry and competition with national, regional chains and independent restaurant operators;

•	Our rights to operate and franchise Hooters-branded restaurants are dependent on the Hooters’ franchise agreements;

•	Our business depends on our relationship with Hooters;

•	We do not have full operational control over the businesses of our franchise partners;

•	Failure by Hooters to protect its intellectual property rights, including its brand image;

•	Our business may be adversely affected by declines in discretionary spending and may be affected by changes in consumer preferences;

•	Increases in costs, including food, labor and energy prices;

•	Our business and the growth of our Company is dependent on the skills and expertise of management and key personnel;

•	Constraints could effect our ability to maintain competitive cost structure, including, but not limited to labor constraints;

•	Work stoppages at our restaurants or supplier facilities or other interruptions of production;

•	Our food service business, the gaming industry and the restaurant industry are subject to extensive government regulation;

•	We may be subject to significant foreign currency exchange controls in certain countries in which we operate;

•	Inherent risk in foreign operation;

•	We may not attain our target development goals and aggressive development could cannibalize existing sales;

•	Current conditions in the global financial markets and the distressed economy;

•	A decline in market share or failure to achieve growth;

•	Unusual or significant litigation, governmental investigations or adverse publicity, or otherwise;

•	Our debt financing agreements expose us to interest rate risks, contain obligations that may limit the flexibility of our operations, and may limit our ability to raise additional capital;

•	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments; and

•	Adverse effects on our operations resulting from certain geo-political or other events.

Chanticleer cannot be certain that any expectation, forecast, or assumption made in preparing any forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there will be differences between projected and actual results.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its web site or otherwise.  We undertake no obligation to update the forward-looking statements provided to reflect events or circumstances that occur after the date on which they were made.  Further information on our business, including important factors which could affect actual results are discussed in the Company's filings with the SEC, including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Contact:

Chanticleer Holdings, Inc.
Investor Relations
Phone: 704.366.5122
ir@chanticleerholdings.com

Investor Relations

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone 203.972.9200

jnesbett@institutionalms.com

	Years Ended		Three Months Ended
	12/31/14	12/31/13	12/31/14	12/31/13
GAAP net loss from continuing operations	$(5,894,638)	$(5,188,904)	$(2,639,309)	$(2,340,168)
General and administrative expenses	5,726,650	4,738,889	2,264,270	2,066,355
GAAP net loss from continuing operations, restaurants only	$(167,988)	$(450,015)	$(375,039)	$(273,813)
Interest expense	67,423	36,460	23,340	8,353
Pre-opening expenses	524,739	56,902	201,465	39,364
Non-recurring writeoff of property, plant, and equipment	114,929	-	114,929	-
Gain on debt extinguishment	-	(70,900)	-	-
Depreciation and amortization	1,581,757	615,776	424,632	246,910
Income taxes	120,811	40,935	51,021	13,719
EBITDA	$2,241,671	$229,158	$440,348	$34,533